UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2007

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On December 18, 2007, we entered into a Securities Purchase Agreement with The Quercus Trust (“Quercus”), pursuant to which we have agreed to issue to Quercus up to 16,000,001 shares of our Common Stock and Common Stock Purchase Warrants entitling the holder to purchase up to 19,333,334 additional shares of our Common Stock.

Pursuant to the Agreement, at an initial closing on December 18, 2007, we issued and sold to Quercus, for an aggregate purchase price of $5,000,000, 6,666,667 shares of our Common Stock and a Warrant for the purchase of 10,000,000 shares of our Common Stock. The Warrant permits the holder to purchase, at any time on or before December 31, 2012, up to 10,000,000 shares of our Common Stock at a purchase price of $1.50 per share. The Warrant contains conventional anti-dilution provisions for adjustment of the exercise price in the event we issue additional shares of our Common Stock or securities convertible into Common Stock (subject to certain specified exclusions) at a price less than $1.00 per share. The Warrant also includes conventional provisions permitting “cashless” exercise under certain specified circumstances.

The Agreement provides that Quercus will purchase an additional 9,333,334 shares of our Common Stock and an additional Warrant (in form substantially identical to the Warrant issued at the initial closing) for the purchase of 9,333,334 shares of our Common Stock upon the satisfaction of certain conditions set forth in the Agreement. The aggregate purchase price payable by Quercus for the additional shares and Warrant will range from $7,000,000 to $8,500,000, depending on the date on which the conditions to the second closing are satisfied.

In the Agreement, we agreed to file one or more registration statements under the Securities Act of 1933 covering the resale by Quercus of the shares of our Common Stock issued pursuant to the Agreement and the shares of our Common Stock issued upon exercise of the Warrants. The registration rights provisions of the Agreement contain conventional terms including indemnification and contribution undertakings and a provision for liquidated damages in the event the required registration statements are not filed, or are not declared effective, prior to deadlines set forth in the Agreement.

The Agreement also grants to Quercus a right of first refusal to participate in any subsequent financing we undertake prior to the second anniversary of the second closing (subject to certain conventional exceptions) in order to permit Quercus to maintain its fully-diluted ownership interest in our Common Stock.

As an inducement to Quercus to enter into the Agreement and to purchase the shares of our Common Stock and the Warrants issuable under the Agreement, Alexander G. Fassbender, our Executive Vice President and Chief Technology Officer and the owner of certain technology utilized in our business and licensed to us pursuant to a Patent License Agreement dated October 1, 2003 (the “License”), has, in a Letter Agreement dated December 17, 2007, addressed to us and Quercus, irrevocably waived his right to terminate the License should we fail to make sales of products covered by the License in 2008 or any subsequent year or if we fail to give Mr. Fassbender advance notice of our intention to file a voluntary petition in bankruptcy or of another person’s intention to file an involuntary petition. Mr. Fassbender also (i) agreed that we may assign or transfer the License with his consent (which shall not be unreasonably withheld) or without his consent in connection with a merger or similar transaction or a sale or transfer of all or substantially all of our assets or of any business unit in which the License is used, and (ii) agreed that he will not transfer his rights under the License to any third party without our consent (which shall not be unreasonably withheld).

The Agreement, the form of Warrant, and the Letter Agreement with Mr. Fassbender are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K, and the foregoing descriptions are qualified in their entirety by reference to such Exhibits.

Item 3.02 — Unregistered Sales of Equity Securities.

Pursuant to the Securities Purchase Agreement described in Item 1.01 above, on December 18, 2007, we issued to The Quercus Trust, 6,666,667 shares of our Common Stock and a Common Stock Purchase Warrant. The Warrant entitles the holder thereof to purchase up to 10,000,000 shares of our Common Stock, at any time on or before December 31, 2012 at an exercise price of $1.50 per share, with conventional provisions for “cashless” exercise under certain circumstances. The Warrant contains conventional anti-dilution provisions for the adjustment of the exercise price of the Warrant in the event we issue additional shares of our Common Stock or securities convertible into Common Stock (subject to certain exceptions) at a price per share less than $1.00.

In the Agreement, Quercus represented to us that it is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933) and a “qualified institutional buyer” (as such term is defined in Rule 144A under the Securities Act of 1933) and that it was acquiring the shares of our Common Stock and the Warrant for its own account, for investment purposes, and without a view toward distribution or resale of such securities. The shares of our Common Stock and Warrant were issued to Quercus in a transaction not involving a public offering and without registration under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(2) of such Act.

Item 9.01      Financial Statements and Exhibits

(c)   Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement dated as of December 18, 2007 between ThermoEnergy Corporation and The Quercus Trust

10.1	Securities Purchase Agreement dated as of December 18, 2007 between ThermoEnergy Corporation and The Quercus Trust

10.2	Letter Agreement from Alexander G. Fassbender dated December 17, 2007 and addressed to The Quercus Trust and ThermoEnergy Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2007

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Andrew T. Melton
Name: Andrew T. Melton
Title: Executive Vice President and Chief Financial Officer